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                                                                   Exhibit 10.y.


                              HEILIG-MEYERS COMPANY
                   EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

         In June, 1986,__________ ("Executive") and Heilig- Meyers Company ("Company") entered into an Executive Supplemental Retirement Agreement ("Agreement") to provide supplemental retirement income payments at normal retirement or upon an earlier termination of employment.
         The Agreement was subsequently amended and restated, effective September 15, 1989, to reflect a change in the level of benefits provided and to make certain other clarifying changes in the Agreement. The Agreement is hereby amendment and restated, effective as of January 1, 1996.
 1. Purpose. The purpose of this Agreement is to assist the Company in retaining an Executive whose judgment, abilities and experience will contribute to its continued progress. The Agreement provides deferred compensation for an Executive considered by the Board to be a member of a select group of management and highly compensated employees. The Board has determined that the benefits to be paid to the Executive under this Agreement constitute reasonable compensation for the services rendered and to be rendered by the Executive. The Agreement was originally effective as of June 1, 1986. The Company now wishes to amend and restate the Agreement effective as of January 1, 1996.

 2.      Definitions.

                   (a)   Agreement.   This   Heilig-Meyers   Company   Executive
Supplemental Retirement Agreement, as in effect on June 1, 1986 and as subsequently amended.

                   (b) Beneficiary. A person or persons or other entity designated by the Executive to receive the payment of the Executive's benefits under this Agreement. If there is no valid designation by the Executive, or if the designated Beneficiary is not living or, if a trust, is not in existence at the time of the Executive's death, the Executive's Beneficiary is the Executive's estate.

                   (c)  Board.  The Board of Directors of the Company.

                   (d)  Committee.  The Compensation Committee of the Board.

                       (e) Company. Heilig-Meyers Company.

                   (f)  Executive._________________

                   (g) Final Compensation. The Committee will compare Executive's most recent base salary established by the Committee for each

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of the three consecutive  12-month periods (Fiscal Years) immediately  preceding the month in which Executive attains age 65, dies or terminates employment before attaining age 65, also including any bonus paid or payable to Executive on account of each of the Fiscal Years. Executive's final compensation shall be the highest amount paid or payable to Executive during (or on account of) one of those three Fiscal Years.

 3.      Administration.

                   (a) This Agreement is administered by the Committee. Subject to the Agreement's provisions, the Committee may adopt rules and regulations necessary to carry out the Agreement's purposes. Subject to subsection 3(b), the Committee's interpretation and construction of any Agreement provision is final and conclusive.

                   (b) If for any reason a benefit due under this Agreement is not paid when due, the person entitled to such benefit may file a written claim with the Committee. If the claim is denied or no response is received within 90 days (in which case the claim will be deemed to have been denied), the person may appeal the denial to the Board within 60 days of the denial. In pursuing an appeal, an individual may request that a responsible officer review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 60 days after the appeal is made, unless special circumstances require the Board to extend the period for another 60 days. The decision of the Board shall be final and binding upon both the Committee and the appellant.

 4.      Benefits.

                   (a)  Normal Retirement.

                        (i) If the Executive retires at or after age 65, upon his retirement he will be entitled to receive an annual retirement benefit that will be distributed in monthly payments for a 15-year period. The first annual retirement benefit will be equal to twenty-five percent of the Executive's Final Compensation. The amount of each subsequent annual retirement benefit will be an amount equal to the previous year's annual retirement benefit increased by 4%.

                        (ii) If the Executive dies after retirement at or after age 65, but before he has received payments for a 15-year period, the balance of the payments due to him shall be made to the Executive's Beneficiary. Payments to the Executive's Beneficiary shall be distributed on a monthly basis unless the Committee selects another distribution method (for example, annual payments or a lump sum payment equivalent in value to the unpaid payments). If the Beneficiary dies before he receives all of the payments due to him, the balance of the payments due shall be paid to the Beneficiary's estate.

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                   (b)  Pre-Retirement Death.

                        (i) If the Executive continues to be employed by the Company and dies before attaining age 65, his Beneficiary shall receive an annual death benefit that will be distributed in monthly payments for a 10-year period. The first and second annual pre-retirement death benefit payments will be equal to one-hundred percent of the Executive's Final Compensation. The amount of each subsequent annual pre-retirement death benefit payment will be an amount equal to fifty percent of the Executive's Final Compensation.

                        (ii) If the Beneficiary dies before he receives all of the payments due to him, the balance of the payments due shall be paid to the Beneficiary's estate. The Committee, in its sole discretion, may authorize another distribution method (for example, a lump sum payment equivalent in value to the unpaid payments).

                   (c) Termination of Employment Before Age 65. If the Executive terminates employment with the Company or is terminated by the Company before attaining age 65 for any reason other than for "due cause," he shall be entitled to receive in a lump sum within 30 days of such termination the present discounted value of the annual benefit that would have been paid over a 15-year period under this Agreement if he had retired at age 65 in accordance with paragraph 4(a) above. In determining the present discounted value of benefits under Section 4(a)(i), the interest rate employed shall be equal to 120% of the Applicable Federal Rate determined under Internal Revenue Code Section 1274(d), compounded semi-annually.

                   For purposes of this Agreement, "due cause" shall mean (i) The commission of a crime of moral turpitude resulting in damage to the Company; or (ii) The commission of a crime against the property or person of another employee.

         The Company's Board of Directors or Compensation Committee shall, in its discretion, determine whether "due cause" exists.

                   (d) Timing of Distributions. Payments to the Executive begin on the first day of the month after the Executive's retirement or termination of employment. Payments to a Beneficiary begin on a date selected by the Committee within six months of the Executive's date of death.

 5.      Designation of Beneficiary.

                   (a) The Executive may designate a Beneficiary to receive any benefits due under this Agreement upon the Executive's death. The Beneficiary designation must be made by executing a Beneficiary designation form provided by the Committee.

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                   (b)  The   Executive   may  change  an  earlier   Beneficiary
designation  by  a  later  execution  of  a  Beneficiary   designation  form.  A
Beneficiary designation is not binding on the Company until the Chief Financial Officer receives the Beneficiary designation form.

 6. Obligation of the Company. The amounts payable under this Agreement are to be satisfied solely out of the general assets of the Company that remain subject to the claims of its creditors. A benefit is at all times a mere contractual obligation of the Company. The Executive and his Beneficiaries have no right, title, or interest in benefits or any claim against them. The Company will not segregate any funds for benefits nor issue any notes or security for the payment of any benefits. No provision of this Agreement shall be construed as giving the Executive any right to continue in the employ of the Company.

 7. Restrictions on Transfer. Any benefits to which the Executive or his Beneficiary is or may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so is void. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements, or torts of the Executive or his Beneficiary. This Agreement does not give the Executive any interest, lien, or claim against any specific asset of the Company. The Executive and his Beneficiaries have only the rights of a general creditor of the Company.

 8. Assignments. The Executive's interest in a benefit under this Agreement is not assignable by the Executive or his Beneficiary. The Company may assign its responsibilities and obligations under this Agreement to anyone with or without notice to the Executive or Beneficiaries.

 9.      Amendment or Termination.

                   (a) Subject to subsections 9(b) and (c) the Board may amend or terminate this Agreement at any time.

                   (b) The Board may not amend or terminate this Agreement if that action would reduce the benefit payable in the future or suspend or interrupt the payment of benefits to the Executive or a Beneficiary who is receiving payments pursuant to Section 4.

                   (c) This Agreement may not be amended or terminated if (i) the Company's common stock is no longer publicly traded, or (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

10. Successors and Assigns. This Agreement shall be binding on the Company, its successors, and assigns. Should there be a consolidation or merger of the Company with or into another corporation, or a purchase of all or substantially all of the asset of the Company by another entity, the surviving or acquiring corporation will succeed to the rights and obligations of the Company under this Agreement.

11. Enforcement by Executive. If litigation shall be brought by the Company or by Executive in good faith to enforce or interpret any provision of this Agreement, or if Executive shall have to institute litigation brought in good faith to enforce any of his rights under the Agreement, the Company shall indemnify Executive for his reasonable attorney's fees and disbursements incurred in any such litigation.

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12.      Computations.  The computation of the amount of any payment or benefit under this Agreement shall be made by the Company's then independent accountants.

13. Construction. For construction, one gender includes the other, and the singular and plural include each other where the meaning would be appropriate. This Agreement is construed in accordance with the laws of the Commonwealth of Virginia (other than its choice-of-law rules), except to the extent that the laws of the United States of America have superseded those laws. The headings in this Agreement have been inserted for convenience of reference only and are to be ignored in any construction of the provisions. If a provision of this Agreement is not valid, that invalidity does not affect other provisions.

                              HEILIG-MEYERS COMPANY


Date: ____________________                     By_______________________________



Date: ____________________                     _________________________________
                                               EXECUTIVE

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